                                                                   EXHIBIT 10.20

                          FIRM TRANSPORTATION AGREEMENT

                               DATED JUNE 8, 2005

                                     BETWEEN

                           REGENCY INTRASTATE GAS LLC

                                       AND

                        ANADARKO ENERGY SERVICES COMPANY

                                   RELATING TO

                               SECTION 311(A) (2)

                      TRANSPORTATION OF NATURAL GAS IN THE

                               STATE OF LOUISIANA


SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH TWO ASTERISKS (**).

                                TABLE OF CONTENTS

Article                               Subject                               Page
-------                               -------                               ----
   I.     Definitions....................................................     2

  II.     Transportation Service.........................................     8

  III.    Extension......................................................    13

  IV.     Interconnection Facilities.....................................    16

   V.     Rates..........................................................    17

  VI.     Term...........................................................    19

  VII.    Conditions.....................................................    20

 VIII.    Termination....................................................    26

  IX.     Indemnification................................................    27

   X.     Force Majeure..................................................    28

  IX.     Miscellaneous..................................................    28

          Signatures

          Exhibit "A"

          Exhibit "A-1"

          Exhibit "B"

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH TWO ASTERISKS (**).



                          FIRM TRANSPORTATION AGREEMENT

                          RELATING TO SECTION 311(a)(2)

                      TRANSPORTATION OF NATURAL GAS IN THE

                               STATE OF LOUISIANA

     THIS AGREEMENT is made and entered into this 8th day of June, 2005, but effective as of the Effective Date (as hereinafter defined), by and between REGENCY INTRASTATE GAS LLC, a Delaware limited liability company
("Transporter"), and ANADARKO ENERGY SERVICES COMPANY, a Delaware corporation ("Shipper").

                                    RECITALS:

     Shipper has or will have natural gas available in Louisiana that is capable of being delivered into Transporter's pipeline system.

     Shipper desires that Transporter transport natural gas for the account of Shipper from a Point or Points of Receipt identified on Exhibit "A" to a Point or Points of Delivery identified on Exhibit "A-1" to or for the account of Shipper, all within the State of Louisiana.

     Transporter owns and operates an existing intrastate pipeline system within the State of Louisiana, and Transporter is currently expanding the capacity of that system by, among other things, looping two sections of the pipeline (the "Expansion").

     Transporter also proposes to extend its existing intrastate pipeline from its current terminus at Section 33, 17N, 6W Bienville Parish, Louisiana to a proposed terminus near Winnsboro, Louisiana (the "Extension").

     Upon completion of the Extension, Transporter will have the ability in its system to move natural gas on a Firm basis from the Shipper's desired Points of Receipt to the Points of Delivery to or for the account of Shipper.

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     Transporter is of the opinion that the transaction referred to above falls within Section 311(a)(2) of the NGPA (as hereinafter defined), and can be accomplished without the prior approval of the FERC (as hereinafter defined), and that such transaction will not cause Transporter to become regulated as a "Natural Gas Company" within the meaning of the Natural Gas Act of 1938, as amended.

     Transporter has on file with the FERC an Operating Statement pursuant to
Section 284.123(e) of the Regulations of FERC with respect to Section 311(a)(2) of the NGPA, and this Agreement is subject to such Operating Statement.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and in consideration of the premises and of the mutual covenants herein contained, the parties hereto covenant and agree as follows:

                                   ARTICLE I.

                                   DEFINITIONS

     Section 1.01. Definitions. Except as otherwise herein provided, capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in this Section:

     "Affiliate" shall mean, when used with respect to a specified Person, any other Person controlling, directly controlled by or under common control with the specified Person. For purposes of this definition, "control," when used with respect to any specified Person, shall mean the power to direct the management and policies of the Person whether through the ownership of voting securities or by contract; and the term "controlled" has the meanings correlative to the foregoing.

     "British thermal unit" or "Btu" shall mean the amount of heat required to raise the temperature of one avoirdupois pound of pure water from fifty-eight and five-tenths degrees

(58.5 degrees) Fahrenheit to fifty-nine and five-tenths degrees (59.5 degrees) Fahrenheit under standardized conditions.

     "Business Day" shall mean any Day of the week other than Saturday, Sunday or a Day on which banks are authorized to close under federal law.

     "Commence Construction" shall mean, with respect to the Extension, that Transporter shall become contractually bound to receive the pipe necessary to construct the pipeline constituting the Extension and to obtain the right-of-way necessary for the Extension and shall begin preparation of the right-of-way.

     "Commissioner" shall mean the Commissioner of Conservation of the State of Louisiana or any successor to that governmental agency under the laws of the State of Louisiana.

     "Completion Date" shall mean the first date, following completion of construction of the Extension, on which Transporter is capable of receiving, measuring and transporting Shipper's Demand Quantity on a Firm Basis from any Point of Receipt to any Point of Delivery in accordance with the terms of this Agreement.

     "Contract Year" shall mean the Year beginning at 9:00 a.m., Central Time, on the first Day of the Month in which the Effective Date shall occur and ending at 9:00 a.m., Central Time, on the first anniversary of such Day and each Year thereafter.

     "Day" shall mean a period of twenty-four (24) consecutive hours beginning and ending at 9:00 a.m., Central Time.

     "Deliveries" shall have the meaning ascribed to such term in Section 2.06.

     "Demand Quantity" shall mean a quantity of Gas having an aggregate Gross Heating Value of 100,000 MMBtu per day, being the maximum quantity of Gas that Transporter is obligated to accept and redeliver on any Day to a designated Point of Delivery to Shipper or for the account of Shipper pursuant to Transporter's Firm Transportation obligation under this Agreement.

     "Effective Date" shall mean the first Day of the Month next following Shipper's receipt of Transporter's written notice of the Completion Date pursuant to Section 2.03(b) and shall be the date on which the parties hereto intend that the initial deliveries of Gas shall be made by Shipper to Transporter hereunder; provided, however, that, if the date such notice is received is less than five (5) Business Days prior to the end of the then current Month, the Effective Date shall be the first Day of the second Month following the Month in which such notice is received.

     "Expansion" shall have the meaning ascribed to such term in the third Recital to this Agreement.

     "Extension" shall have the meaning ascribed to such term in the fourth Recital to this Agreement.

     "FERC" shall mean the Federal Energy Regulatory Commission and any successor thereto or any other governmental agency or authority having jurisdiction from time to time under the NGA or the NGPA.

     "Financing Commitment" shall mean a commitment, satisfactory in form and substance to Transporter, issued by a financial institution of nationally recognized reputation to provide debt financing for the construction of the Extension in the amount of at least $77 million.

     "Firm" and "Firm Transportation" shall mean "Firm or Firm Service" as such term is defined in the Operating Statement.

     "Force Majeure" shall have the meaning ascribed to such term in the second paragraph of Section 15.1 of the Operating Statement, as that Section is modified by Section 7.02(q) herein.

     "Fuel" shall mean Transporter's compressor fuel and equivalents and use requirements and Gas lost and unaccounted for, as well as any incremental compressor fuel incurred by Transporter to compress the Gas in order to receive the Gas at the Points of Receipt or deliver the Gas at the Points of Delivery.

     "Gas" and "Natural Gas" shall mean natural Gas as produced in its natural state whether or not stored or processed prior to delivery, natural Gas or any other component thereof that has been previously liquefied and restored to its gaseous state prior to delivery to Shipper, Gas synthesized or manufactured from oil, naphtha, coal or any other material that meets the quality standards contained in this Agreement and which Transporter elects to deliver in lieu of or commingled with one or more of the types of Gas described herein.

     "General Conditions" shall mean the General Conditions Applicable to Transportation Agreements for Natural Gas in the State of Louisiana under
Section 311(a)(2) of the NGPA as attached to this Agreement as Exhibit "B."

     "Governmental Authority" shall mean (a) the United States of America or any state or political subdivision thereof and (b) any court or any governmental or administrative department, commission, board, bureau or agency of the United States of America or of any state or political subdivision thereof.

     "Gross Heating Value" shall mean the gross number of British thermal units produced by the complete combustion at constant pressure of the amount of Gas saturated with water vapor that would occupy a volume of one (1) cubic foot at a temperature of sixty (60) degrees Fahrenheit, under a pressure equivalent to that of thirty (30) inches of mercury at thirty-two (32) degrees Fahrenheit and under standard gravitational force with air of the same temperature and pressure as the Gas when the products of combustion are cooled to the initial temperature of the Gas and air and when the water formed by combustion is condensed to the liquid state. The Gross Heating Value of the Gas thus obtained shall be expressed on the measurement basis of 15.025 PSIA, as provided in this Agreement, and shall be adjusted from a saturated basis to the actual moisture content of the Gas actually delivered; provided, however, that, if the Gas as delivered contains seven (7) pounds of water or less per one million (1,000,000) cubic feet, such Gas will be deemed to be dry; and provided, further, that, if the Gas as delivered contains more than seven (7) pounds of water per one million (1,000,000) cubic feet, the Gross Heating Value of the Gas shall be adjusted to an "as delivered" Btu content. Where a chromatograph is used instead of a calorimeter, the Gross Heating Value shall be determined by analysis but shall be on a basis equivalent to that set forth above.

     "Interruptible" or "Interruptible Transportation" shall mean "Interruptible or Interruptible Service" as such term is defined in the Operating Statement.

     "Maximum Daily Transportation Quantity" shall mean the maximum quantity of MMBtu's that Transporter is obligated, pursuant to the terms of this Agreement, to accept and redeliver to or on behalf of Shipper on any Day. For Firm Transportation service, this shall be the Demand Quantity, and, for Interruptible Transportation service, this shall be the Interruptible Quantity.

     "Mcf" shall mean one thousand (1,000) cubic feet of Gas as determined on the measurement basis set forth in Article B-1 of Exhibit "B" hereto.

     "MMBtu" shall mean, as a measure of the heat content of Gas, one million (1,000,000) Btu's.

     "Month" shall mean the period beginning at 9:00 a.m., Central Time, on the first day of a calendar month and ending at 9:00, a.m., Central Time, on the first day of the next succeeding calendar month.

     "NGA" shall mean the Natural Gas Act of 1938, as amended.

     "NGPA" shall mean the Natural Gas Policy Act of 1978, as amended.

     "Operating Statement" shall mean the Operating Statement of Gulf States Pipeline Corporation, the predecessor of Transporter, on file with the FERC pursuant to Section 284.123(e) of the FERC's regulations implementing Section 311(a)(2) of the NGPA.

     "Overdelivery" shall have the meaning ascribed to such term in Section
2.06.

     "Points of Delivery" shall mean those points identified on Exhibit "A-1" as Points of Delivery and such other points as the parties hereto may hereafter add to Exhibit "A-1" by amendment.

     "Points of Receipt" shall mean those points identified on Exhibit "A" as Points of Receipt and such other points as the parties hereto may hereafter add to Exhibit "A" by amendment.

     "Primary Term" shall have the meaning ascribed to such term in Section
6.01.

     "Receipts" shall have the meaning ascribed to such term in Section 2.06.

     "Secondary Term" shall have the meaning ascribed to such term in Section 6.01.

     "Settlement Price" shall have the meaning ascribed to such term in Section 2.06.

     "Transportation Commitment" shall mean the Firm Transportation obligation as provided herein, between Transporter and Shipper relating to the transportation of Natural Gas by Transporter for the account of Shipper on Transporter's intrastate pipeline system, as expanded by the Expansion and extended by the Extension, for a specified amount of time (not to exceed ten Years following the Effective Date).

     "Underdelivery" shall have the meaning ascribed to such term in Section
2.06.

     "Year" shall mean a period of three hundred sixty-five (365) consecutive days; provided, however, that any such year that contains a date of February 29 shall consist of three hundred sixty-six (366) consecutive days.

     Section 1.02. Construction.

     (a) Certain Words. As used in this Agreement unless expressly stated otherwise or unless the context otherwise requires, (a) all references to an "Article," "Section," or "subsection" shall be to an Article, Section or subsection of this Agreement, (b) the words "this Agreement," "hereof," "hereunder," herein," "hereby" and words of similar import shall refer to this Agreement as a whole and not to any particular Article, Section, subsection, clause or other subdivision hereof, (c) the words herein shall include the masculine, feminine and neuter genders, (d) the singular shall include the plural and vice versa and (e) the word "including" shall mean "including without limitation".

     (b) Headings. The headings of the Articles and Sections of this Agreement and of the Exhibits hereto are included for conveniences only and shall not be construed to be part of this Agreement or to affect the construction or interpretation of the terms and provisions hereof.

                                   ARTICLE II.

                             TRANSPORTATION SERVICE

     2.01. Nature of Transportation Services. Commencing on the Effective Date and subject to the provisions of this Agreement and the Operating Statement:

     (a) Deliveries to Transporter. Shipper shall deliver to Transporter or cause to be delivered to Transporter for Shipper's account each Day:

          (i) On a Firm Transportation basis, a quantity of Gas with an aggregate Gross Heating Value of up to 100,000 MMBtu's; and

          (ii) at Shipper's election, on an Interruptible Transportation basis, a quantity of Gas with an aggregate Gross Heating Value of up to 100,000 MMBtu's;

provided, however, that Transporter shall not be obligated to receive or deliver Gas in any hour at a rate exceeding the actual nominated daily quantities divided by 24. The parties hereto intend that any quantity of Gas delivered by Shipper to Transporter on any Day up to 100,000 MMBtu's shall be deemed to be delivered for Firm Transportation and any quantity of Gas so delivered on that Day in excess of 100,000 MMBtu's (up to an aggregate of 200,000 MMBtu's) shall be deemed to be delivered for Interruptible Transportation.

     (b) Deliveries by Transporter. Transporter shall redeliver or cause to be redelivered to Shipper or for Shipper's account each Day:

          (i) On a Firm Transportation basis, the quantity of Gas actually nominated for Firm Transportation that Day by Shipper to be delivered at that Point of Delivery but not to exceed the lesser of (1) the quantity of Gas specified for such Point of Delivery on a Firm Transportation basis on Exhibit "A-1" and (2) the cumulative total of the quantities of Gas delivered for Firm Transportation that Day by Shipper or for its account at all Points of Receipt; and

          (ii) on an Interruptible Transportation basis, the quantity of Gas actually nominated for Interruptible Transportation that Day by Shipper to be delivered at that Point of Delivery but not to exceed the lesser of (1) the quantity of Gas specified for such Point of Delivery on an Interruptible Transportation basis on Exhibit "A-1" and (2) the cumulative total of the quantities of Gas delivered for Interruptible Transportation that Day by Shipper or for its account at all Points of Receipt.

     (c) Authorized Overrun Quantities. Upon request of Shipper, Transporter may, in its sole discretion, accept at Points of Receipt and redeliver to Points of Delivery quantities greater than the total of the Demand Quantity and the Interruptible Quantity on any Day subject to the Interruptible Transportation charge outlined in 5.01(a)(ii) below. Any such quantity so accepted or redelivered shall constitute an "Authorized Overrun Quantity."

     (d) Operating Statement. Shipper acknowledges receipt of a copy of the Operating Statement currently on file with the FERC. Transportation service shall be in accordance with this Agreement and with the Operating Statement which is, as modified by Article VII herein,

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expressly incorporated herein. In the case of any conflict between this
Agreement and the Operating Statement, the terms and conditions contained in this Agreement shall control.

     Section 2.02. Basis of Services. Transportation services hereunder are provided on a Firm basis for the Demand Quantity, on an Interruptible basis for the Interruptible Quantity and on an Interruptible basis for any Authorized Overrun Quantities, and in the latter two instances interruption shall be as provided in the Operating Statement. Firm Transportation service hereunder shall be subject to curtailment or interruption as provided in Section 15 (Force Majeure) and Section 6 (Priority of Service) of the Operating Statement.

     Section 2.03. Commencement of Services.

     (a) Commencement. The transportation services hereunder shall commence on the Effective Date as defined in Section 1.01.

     (b) Completion Date. Transporter estimates that the Completion Date will occur on or before March 1, 2006. Transporter shall give written notice to Shipper of the occurrence of the Completion Date not later than the tenth (10th) Business Day after the occurrence thereof.

     Section 2.04. Rights of Transporter to Possession of Gas. It is understood and agreed that, upon receipt of the Gas by Transporter at the Points of Receipt hereunder, Transporter shall, subject to Transporter's obligation to redeliver Gas as specified in Section 2.01, have the absolute and unqualified right to treat such Gas as its own, including the right to commingle such Gas, to redeliver molecules different from those received, and to treat the molecules delivered in any manner.

     Section 2.05. Conditions. The Gas shall be delivered by Shipper to Transporter at the Points of Receipt under the conditions of quality set forth in Article B-II of the General Conditions and under conditions of pressure as provided in Section 9.1 of the Operating Statement; provided,

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however, that Shipper shall not be required to deliver the Gas at any pressure greater than 950 Psig (as such term is defined in the Operating Statement).

     Section 2.06. Imbalances. It is the intent of Transporter and Shipper that any difference, or imbalance, between the quantities of Gas delivered by Shipper at the Point(s) of Receipt and the quantities of Gas taken by Shipper at the Point(s) of Delivery be minimal and incidental. If an imbalance exists at the end of any Month, then both Transporter and Shipper agree that the imbalance will be settled between Shipper and Transporter as provided in this Section. If Shipper's deliveries of Gas to Transporter at the Point(s) of Receipt ("Receipts") in a Month are greater than Transporter's re-deliveries of Gas to Shipper at the Point(s) of Delivery ("Deliveries") in that Month, the quantity remaining after subtracting Deliveries from Receipts being an "Overdelivery", Transporter shall pay Shipper an amount of money equal to (i) the quantity of the Overdelivery, in MMBtu's, times (ii) the monthly price per MMBtu charged to Transporter by the pipeline receiving Shipper's Gas at the Point of Delivery ("Downstream Pipeline") for the settlement of all imbalances with Transporter occurring at the Point of Delivery for the same Month the Gas is delivered under this Agreement (the "Settlement Price"). If Deliveries in a Month are greater than Receipts in that Month, the quantity remaining after subtracting Receipts from Deliveries being an "Underdelivery", Shipper shall pay Transporter an amount of money equal to (i) the quantity of the Underdelivery, in MMBtu's, times (ii) the Settlement Price. If Shipper ships Gas to multiple Points of Delivery, the price shall be the weighted average of the Settlement Prices charged to Transporter by the Downstream Pipelines on which Shipper's quantities were confirmed, based on the quantities confirmed with each Downsteam Pipeline on Shipper's behalf. The quantity of the Overdelivery or Underdelivery for each Delivery Point will be shown on Shipper's monthly statement as provided in
Section 16 of


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the Operating Statement, and the values of the aggregate Overdeliveries and
Underdeliveries shall be netted for the purpose of imbalance settlement.

     Section 2.07. Conversion Option. Shipper shall have the option exercisable at any time during the Primary Term or, if this Agreement is extended, during the Secondary Term, to convert all or any part of the Interruptible Transportation service provided hereunder to Firm Transportation service. This right of Shipper shall be exercisable only to the extent that Transporter shall determine that it has sufficient available and uncommitted capacity to perform the service requested by Shipper. Subject to Shipper's rights under Article VII
Section 7.02(i) herein, Transporter shall, to the extent permitted by applicable laws and regulations, advise Shipper from time to time as to the available and uncommitted capacity on the Extension. Shipper's option under this Section may only be exercised by written notice given by Shipper to Transporter not less than 30 Days and not more than 90 Days in advance of the requested date of initiation of the requested Firm Transportation service which shall be the first Day of a Month. To the extent Shipper's option under this Section is exercised,
(a) the terms and conditions of such additional Firm Transportation service shall be those provided herein for Firm Transportation service generally (including the charges set forth in Section 5.01(a)(i)(aa)) and (b) the obligation of Transporter to provide Interruptible Transportation service hereunder shall be reduced commensurately.

     Section 2.08. Most Favored Nation Treatment. Notwithstanding the provisions of Section 5.01(a)(i), Transporter will make available to Shipper Firm Transportation for the quantities of Gas specified in Section 2.01(a)(i) and
2.07 of this Agreement at prices no less favorable than the prices agreed to by third party shippers for Firm Transportation on the Transporter's intrastate pipeline for movements of quantities of Gas substantially similar to those

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movements and quantities for which Transporter has agreed to provide Firm
Transportation services to Shipper hereunder.

     Section 2.09. Odorization. Transporter covenants and agrees to be responsible for any and all odorization of Gas delivered by or for the account of Shipper to Transporter hereunder that is or may be required by any statute, ordinance, rule or regulation, and that Transporter shall construct, maintain and operate any facilities required for the performance of this obligation. Transporter agrees that Shipper shall have no obligation to odorize the Gas transported and redelivered hereunder.

     Section 2.10. Abandonment. Without admitting to or acquiescing in the jurisdiction of the Commissioner of Conservation of the State of Louisiana over this Agreement pursuant to the provisions of LSA R.S. 30:555(b) or of any body either State or Federal and reserving all rights with respect thereto, Transporter and Shipper contract and agree that each party will, in support of any application of the other, seek pre-granted approval for the abandonment of service under this Agreement at the termination of this Agreement by the Assistant Secretary of the Department of Natural Resources for the State of Louisiana, or any other body or successor, either Federal or State, that may have or assert jurisdiction over the service provided under this Agreement. Shipper and Transporter confirm to each other that the cessation of service at the termination of this Agreement is an important consideration to each, and to this end, both contract and agree with the other that neither will take any action that may be construed by any regulatory official or body that has jurisdiction as a basis for requiring deliveries of Gas by Transporter to Shipper after the termination of this Agreement. Both agree that at all times they will take appropriate action, and cooperate with the other, to the end that delivery of Gas hereunder may be abandoned at the termination of this Agreement and both agree that the termination of this Agreement, for whatever reason shall constitute authority to abandon service hereunder.

                                  ARTICLE III.

                                    EXTENSION

     Section 3.01. Facilities Construction. Shipper acknowledges that Transporter's facilities and equipment are not currently in place in order to provide the service contemplated hereunder.

     Section 3.02. Extension Project.

     (a) Preliminary Preparations. Transporter shall, upon execution and delivery of this Agreement, continue, with due diligence and in a timely fashion, to design and engineer the construction of the Extension and to seek such contract rights, to procure such materials and supplies, to make such financial arrangements, to seek such environmental and other governmental permits and approvals and to make such other preparations as are necessary and desirable in order to enable it to construct the Extension; provided, however, that Shipper acknowledges that Transporter has not yet obtained a Financing Commitment or Commenced Construction of the Extension and that, until the conditions precedent set forth in Section 3.03 have been fulfilled or waived, Transporter shall not be obligated hereunder to Commence Construction, i.e., to commit contractually to purchase the pipe or to obtain the rights-of-way necessary for construction of the Extension.

     (b) Transporter covenants and agrees that it will (i) use all commercially reasonable efforts to fulfill the conditions precedent set forth in subsections
(a), (b), (c) and (d) of Section 3.03 and (ii), upon satisfaction or waiver of the conditions precedent set forth in Section 3.03 and subject to Force Majeure, Commence Construction and use all commercially reasonable efforts to initiate and prosecute diligently construction of the Extension with the objective of achieving the Completion Date on or before March 1, 2006. Shipper acknowledges that the obligations of Transporter set forth in the immediately preceding sentence are limited to the performance of commercially reasonable efforts (i) to obtain the Transportation Commitments and the Financing Commitment and (ii) to complete construction of the Extension.

     Section 3.03. Conditions Precedent. The obligation of Transporter to Commence Construction of the Extension is subject to the satisfaction of each of the following conditions, any of which may be waived in its sole discretion:

     (a) Transporter shall have received Transportation Commitments, satisfactory in form and substance to Transporter, with respect to the Firm Transportation of at least 100,000 MMBtu's of Gas per Day.

     (b) Transporter shall have received one or more Financial Commitments, satisfactory in form and substance to Transporter, with respect to the provision of financing for the Extension in an amount of at least $77 million.

     (c) Transporter shall have received all permits and licenses under any federal, state or local environmental law that it is required to have, by statute, by applicable rule or regulation of any Governmental Authority, including Section 311 of the NGPA, or otherwise, prior to Commencing Construction of the Extension.

     (d) Transporter shall have made all filings and applications with, and shall have received all certificates, permits, authorizations and approvals, in form and substance satisfactory to Transporter, from each Governmental Authority, including the FERC, having jurisdiction in order for Transporter (i) to own, construct, operate and maintain the Extension and any necessary related facilities, including any leased facilities, and (ii) to render the Firm Transportation services to Shipper at market based rates on the terms and subject to the conditions set forth herein.

     (e) Transporter shall have received unconditional approval of construction of the Extension from its Board of Directors or, if Transporter's Board of Directors shall have approved construction of the Extension subject to one or more conditions, all of such conditions shall have been fulfilled.

     Section 3.04. Notice. Upon satisfaction or waiver of all the conditions precedent set forth in Section 3.03, Transporter will, within ten (10) Business Days thereafter, provide notice to Shipper of that fact. If those conditions precedent have not been fulfilled or waived on or before October 3, 2005 or if the Completion Date has not occurred on or before March 1, 2006, either party hereto may terminate this Agreement in accordance with Section 8.01.

     Section 3.05. Cooperation. Each party shall cooperate with the other with respect to the preparation and filing of any regulatory applications with any Governmental Authority having jurisdiction that may be necessary to implement or continue this Agreement.

                                   ARTICLE IV

                           INTERCONNECTION FACILITIES

     Section 4.01. Points of Receipt. Prior to the Completion Date, Transporter shall install, own, operate and maintain, or cause the same to be done, at the Points of Receipt and Delivery designated on Exhibit "A" and Exhibit "A-1" the meter, instruments, equipment, and surface leases necessary to receive the Gas under this Agreement. Installation and operation of meters, instruments and other measurement equipment shall be in accordance with Article B-I of the General Conditions of Exhibit "B" as determined by Transporter in Transporter's reasonable judgment. The Point of Receipt designated on Exhibit "A" as the Caney Lake Central Delivery Point shall be designed and constructed with a capability of receiving 250,000 MMBtu per Day, and Transporter shall be responsible for the payment of the cost of installation of such equipment and facilities at the Caney Lake Point of Receipt. Additional Points of Receipt shall be installed along the Extension at the request of Shipper, but Shipper shall be responsible for the payment of the cost of installation of such equipment and facilities at any such additional Points of Receipt.

Shipper will request in writing that Transporter provide a cost estimate for the connection of any additional Points of Receipt along with an estimated date of completion. Upon written authorization by Shipper to Transporter of the acceptance of the cost estimate, Transporter will begin construction of the additional facilities necessary to accommodate any additional Points of Receipt. Following completion of equipment and facilities at any additional Points of Receipt, Transporter shall provide Shipper a statement, along with appropriate supporting documentation, showing Transporter's total cost (including labor, materials, overhead, and interest) for the additional Points of Receipt, including the surface lease, equipment, facilities and the cost of tapping Transporter's line. All indirect costs, including general overhead, and carrying costs shall be allocated consistent with accounting practices applied to projects for the sole account of Transporter. Within thirty (30) days following receipt of such statement and supporting documentation, Shipper shall pay Transporter the amount due in the statement.

     Section 4.02. Points of Delivery. Prior to the Completion Date, Transporter shall install, own, operate and maintain, or cause the same to be done, at the Points of Delivery designated on Exhibit "A-1" the meter, instruments, equipment, and surface leases necessary to deliver the Gas under this Agreement; provided, however, that installation of the interconnection at the Point of Delivery relating to Louisiana Intrastate Gas Company ("LIG") is subject to acceptance of that interconnection by LIG. Installation and operation of meters, instruments and other measurement equipment shall be in accordance with Article B-I of the General Conditions of Exhibit "B" as determined by Transporter in Transporter's reasonable judgment. Transporter shall be responsible for the payment of the cost of installation of such equipment and facilities at the proposed Points of Delivery.

     Section 4.03. Ownership. Equipment and facilities installed by Transporter, together with any buildings erected by it for such equipment, shall be and remain Transporter's property.

                                   ARTICLE V.

                                      RATES

     Section 5.01. Charges.

     (a) Shipper shall for each Month pay Transporter:

          (i) (aa) With respect to Firm Transportation services hereunder and as a reservation charge for such services, an amount equal to the lesser of (1) the Demand Quantity times ** per MMBtu during the Primary Term or ** during the Secondary Term (if any) times the number of Days in such Month or (2) the Demand Quantity times Transporter's then effective maximum rates for Firm 311(a)(2) transportation service per MMBtu times the number of Days in such Month. Unless the rate changes to reflect a demand/commodity structure upon a change in accordance with Section 2.08, there shall be no commodity charge with respect to Firm Transportation services under this subsection (i)(aa).

               (bb) Notwithstanding the rate for Firm Transportation set forth in paragraph (aa) in this Section, at such time during the Primary Term of this Agreement that Shipper, as an Anchor Shipper as such term is defined in Section 7.02(a)1.36 herein, delivers a total quantity of natural gas at the Delivery Points equal to 182,500,000 MMBtu, the reservation charge for Firm Transportation services for the Demand Quantity for the remainder of the Primary Term will be the lesser of (1) the Demand Quantity times ** per MMBtu times the number of Days in such Month, or (2) the Demand Quantity times Transporter's then effective maximum reservation charge for Firm 311(a)(2) transportation service per MMBtu times the number of Days in such Month. The commodity charge for Firm Transportation for the Demand Quantity during the remainder of the Primary Term will be the lesser of (1) the quantity of gas in MMBtu that is delivered at the Delivery Points times ** per MMBtu, or (2) the quantity of gas in MMBtu that is delivered at the Delivery Points times Transporter's then effective maximum commodity charge for Firm 311(a)(2) transportation service per MMBtu. This subsection (i)(bb) shall have no application to rates for Firm or Interruptible Transportation services during the Secondary Term, if any, or with respect to rates for Firm Transportation services provided pursuant to the exercise of the conversion option set forth in Section 2.07.

          (ii) With respect to Interruptible Transportation services hereunder and as an Interruptible Transportation charge, an amount each Month equal to the lesser of (1) the actual quantity of Gas delivered to Transporter on an Interruptible Transportation basis during the immediately preceding Month times ** per MMBtu during the Primary Term or ** during the Secondary Term (if any) or (2) the actual quantity of Gas delivered to Transporter on an Interruptible Transportation basis during the immediately preceding Month times Transporter's then effective maximum rates for Firm 311(a)(2) transportation service. Additionally, this Interruptible Transportation Charge will apply to Authorized Overruns.

     (b) The parties hereto acknowledge that Shipper's Point of Delivery is downstream of Transporter's compression stations and they therefore agree that Fuel and Loss allocation shall be **%.

     (c) Shipper and Transporter shall each also make all other payments as required by the Operating Statement.

     Section 5.02. Operating Statement Changes. Transporter shall provide Shipper with a copy of each Operating Statement upon the filing of each Statement with the FERC.

     Section 5.03. Louisiana Natural Gas Franchise Tax. Transporter and Shipper recognize that the transportation fee per MMBtu specified in this Agreement takes into account the Louisiana Natural Gas Franchise Tax of 1% as applied to the business of Transporter represented by this Agreement. If after the date hereof the Louisiana Natural Gas Franchise Tax is increased or there is levied by law an additional tax, charge or fee (other than an income tax) on or measured by sales, the movement, the value or the quantity of Gas delivered to or for the account of Shipper and the tax is payable by Transporter for the right to sell or transport Gas, then Shipper shall, if Transporter lawfully pays such tax, reimburse Transporter for that portion of the tax, charge or fee paid by Transporter that is attributable under generally accepted accounting principles to that part of Transporter's business represented by this Agreement. Shipper shall be responsible for all taxes, charges and fees of whatever kind due or payable on the production or gathering of the Gas and the transportation of the Gas prior to the receipt of such Gas by Transporter at the Points of Receipt and subsequent to the delivery of such Gas by Transporter at the Points of Delivery.

     Section 5.04. Intervention in Proceedings. Shipper shall have the right, at its option, to intervene in any proceeding held to consider any change in the Operating Statement, either to oppose any change to the Operating Statement or to seek relief therefrom, or both.

     Section 5.05. Reimbursement Obligations. Shipper agrees to reimburse Transporter for all charges (except those occurring as a result of Transporter's negligence, willful misconduct or breach of this Agreement) that Transporter incurs from other parties in rendering service for Shipper, including penalties of any kind, imbalance cash outs, whether imposed pursuant to a transportation service agreement, operational balancing agreement or otherwise, which charges are related to the transportation service rendered to Shipper by Transporter under this Agreement.

                                   ARTICLE VI.

                                      TERM

     Section 6.01. Term. This Agreement shall become binding on the parties hereto on the date first hereinabove written and, subject to the express provisions contained herein relating to earlier termination, shall remain in full force for a term of five (5) Contract Years following the Effective Date (the "Primary Term"). At the election of Shipper, exercised by notice from Shipper to Transporter given during the final Contract Year of the Primary Term but no later than the 90th

Day prior to the end of that Contract Year, the term of this Agreement may be extended beyond the Primary Term for an additional five (5) Contract Years (the "Secondary Term").

     Section 6.02. Specific Regulatory Provisions. Transporter is a Louisiana intrastate pipeline serving intrastate shippers, and Transporter also provides service to parties shipping natural gas in interstate commerce pursuant to NGPA
Section 311 and to Part 284 of the FERC's regulations. Transporter does not anticipate any change to its current jurisdictional status during the term of this Agreement. If, however, there is a change in Transporter's jurisdictional status during the term of this Agreement, where such change either requires or makes it desirable for Transporter to enter into new transportation agreements, Shipper and Transporter agree to renegotiate, in good faith, the terms and conditions of this Agreement. Such renegotiated Agreement or new agreement will reflect Transporter's and Shipper's best efforts to retain, to the greatest extent possible, the mutual benefits and obligations between Transporter and Shipper as those benefits and obligations existed immediately prior to any new rate, condition of service or other new obligation imposed upon Transporter as a result of a change in jurisdiction. If, however, the terms of any such renegotiated or new agreement would, taken as a whole, be materially adverse to Shipper, Shipper shall have the right to terminate this Agreement and to decline to enter into any such renegotiated or new agreement.

                                  ARTICLE VII.

                                   CONDITIONS

     Section 7.01. General Conditions. This Agreement is subject to Transporter's General Conditions, a copy of which is attached hereto and made part hereof as Exhibit "B". provided, however, that, in the event of a conflict between any provision of Transporter's General Conditions and any provision of this Agreement, this Agreement shall govern; and provided, further, that, as so incorporated herein, it is modified in accordance with the following provisions of this Section:

     (a) Article B-II(d) Carbon Dioxide - is modified by adding thereto the following sentence: "Shipper and Transporter agree that as long as the carbon dioxide content of Shipper's Gas is less than 2.5 mole percent, Transporter will use reasonable efforts to accept and blend the full volume of Shipper's Gas."

     Section 7.02. Operating Statement. As set forth in Section 2.01(d), the Operating Statement is incorporated herein by reference; provided, however, that, in the event of a conflict between any provision of the Operating Statement and any provision of this Agreement, this Agreement shall govern; and provided, further, that, as so incorporated herein, it is modified in accordance with the following provisions of this Section:

     (a) Article I. Article I of the Operating Statement is modified by adding thereto the following definitions:

          1.35 Anchor Agreement shall mean that Firm Service Transportation Agreement between Transporter and Anchor Shipper executed prior to June 9, 2005, specifying delivery, for transportation on the Extension and on a Firm Transportation basis, of at least 100,000 MMBtu per Day or more and a term of five (5) years or more, which Agreement qualifies the Shipper as an Anchor Shipper. Except where specifically referred to herein as an "Anchor Agreement," the Anchor Agreement shall also qualify as an Agreement or Transportation Agreement.

          1.36 Anchor Shipper shall mean a Shipper with a Firm Service Transportation Agreement executed prior to June 9, 2005, which Firm Service Transportation Agreement specifies delivery, for transportation on the Extension and on a Firm Transportation basis, of at least 100,000 MMBtu per Day or more and a term of five (5) years or more. Except where specifically referred to herein as an "Anchor Shipper," the Anchor Shipper shall also qualify as a Shipper.

          1.37. Posted Firm Capacity shall mean that firm capacity, posted on Transporter's website pursuant to Section 5.1 of the Operating Statement, that Transporter determines is currently or prospectively available to provide new Firm Transportation service.

     (b) Section 1.5. Section 1.5 of the Operating Statement is modified to change the reference therein from 7:00 a. m. to 9:00 a. m.

     (c) Section 1.29. Section 1.29 of the Operating Statement is modified so as to be and read in its entirety as follows: "Scheduling Deviation shall mean the amount of natural gas constituting the payable or receivable imbalance determined in accordance with subsection (e) of Section 18."

     (d) Section 1.30. Section 1.30 of the Operating Statement is modified so as to be and read in its entirety as follows: "Scheduling Fee shall mean the amount of cash to be paid with respect to a payable or receivable natural gas imbalance pursuant to subsection (e) of Section 18."

     (e) Section 2.2. Section 2.2 of the Operating Statement is modified by adding thereto, after the text ". . .subjects either party or any of Transporter's pipeline or related facilities to any greater or different regulation or jurisdiction than that existing on the date the Agreement is executed (or thereafter as such regulation or jurisdiction may have changed and been accepted by such party) . . .," the phrase "and such greater or different regulation or jurisdiction shall have materially reduced the benefits of the Agreement to such party".

     (f) Section 4.1(c). Section 4.1(c) of the Operating Statement is modified by adding thereto the following sentence: "If the actual volume of Gas received by Transporter during any

Day differs from the Scheduled Volume, Transporter shall only be obligated to deliver the lesser of the actual volume received or the Scheduled Volume.

     (g) Section 5.1. The introductory paragraph of Section 5.1 of the Operating Statement is modified by adding thereto a first sentence which shall be and read, in its entirety, as follows: "From time to time, subject to Transporter having available capacity, Transporter will offer transportation services to prospective shippers on a non-discriminatory basis. Transporter will post, on its website, a description of such available capacity. A party desiring transportation service from Transporter may request such service pursuant to the following terms and conditions. Transporter may, in its discretion and on a non-discriminatory basis, reject bids for service that propose payment of less than the maximum rate for the transportation service requested. Posted Firm Capacity is potentially subject to Anchor Shipper's Right of First Refusal."

     (h) Section 5.1 (f). Subsection (f) of Section 5.1 of the Operating Statement is modified so as to be and read, in its entirety, as follow:

          (f) Identification of Party: Identification of the interstate pipeline or LDC served by an interstate pipeline that shall serve as the "on behalf of" party;

     (i) Article V of the Operating Statement shall be modified by adding thereto new Sections 5.4, 5.5 and 5.6 which shall be and read, in their entirety, as follows:

               5.4 Valuation of Bid: Without undue discrimination or preference, Transporter shall evaluate all valid requests for transportation service from an operational and net present value standpoint and shall, in accordance with the further terms and conditions hereof, advise the prospective shipper whether and to what extent a request for transportation service is confirmed or rejected. Except in those cases involving Anchor Shipper's exercise of a Right of First Refusal, where parties seeking transportation service from Transporter make bids that are equivalent to one another on a net present value basis, available transportation hereunder will be allocated on a first come, first served basis.

          5.5 Transportation Agreement: A Transportation Agreement shall be executed by Shipper and Transporter following Transporter's acceptance of Shipper's request for service and, where applicable, Anchor Shipper has not exercised its Right of First Refusal over the request for service.

          5.6 Anchor Shipper Right Of First Refusal

          a. ROFR: Any bid for Posted Firm Capacity, where the term of such bid or request is one (1) year or longer, shall be subject to a Right of First Refusal ("ROFR") in favor of Anchor Shipper(s). Anchor Shipper(s)' ROFR rights shall be exercised in the following manner:

          b. Bids Subject to ROFR Rights: Any party making a bid for some or all of the Posted Firm Capacity shall request service from Transporter pursuant to the terms and procedures required under this Section 5. Once such a bid has been received, Transporter will seek to verify that the bidder is qualified to take service from Transporter and that the bid is otherwise acceptable to Transporter. When the bid and all required documentation is submitted to Transporter, a decision regarding bidder's qualification for Firm Service will be made within thirty (30) days of bidder's completed submission to Transporter.

          c. Exercise of ROFR Rights: If Transporter determines that both the bid and the bidder are acceptable to Transporter, that information shall be communicated to the bidder and will also be communicated to Anchor Shipper(s). Transporter shall advise both the bidder and the Anchor Shipper(s) of the terms of the bid and its calculation of the net present value of the bid. Once that posting has been made, the Anchor Shipper(s) has until 5:00 pm CST on the fifth (5th) business day following the receipt by Anchor Shipper(s) of the bid and related information to determine whether it will take service under precisely the same terms proposed by the bidder, and to communicate that decision to Transporter. Subject to Section 5.6(d), the Anchor Shipper willing to accept the agreement on the bidder's terms will be deemed the winner of that capacity.

     (j) Section 7.1. Unless there is a change in the demand/commodity rate structure as otherwise provided in this Agreement, the Commodity Fee in this Agreement is $0.00.

     (k) Section 7.1(c). Section 7.1 is modified by adding thereto a new subsection (c) which shall be and read, in its entirety, as follows:

               (c) If an Anchor Shipper shall be rendered unable, wholly or in part, to deliver the whole or any part of the Maximum Daily Transportation Quantity on any Day by reason of the failure of surface production equipment due to force majeure or any other cause of any kind not reasonably within its control (the "Firm Delivery Shortfall"), the Anchor Shipper shall nonetheless continue to be liable for any Reservation Fee provided in the Anchor Agreement applicable to the Firm Delivery Shortfall, but such Shipper may, subject to applicable nominations and scheduling provisions contained in this Operating Statement or in the Anchor Agreement, on any subsequent Day during the Primary Term or, if this Agreement has been extended, the Secondary Term ship all or any portion of the Firm Delivery Shortfall; provided, however, that Transporter shall determine that it has sufficient available and uncommitted capacity to perform the service requested by Anchor Shipper.

     (l) Section 7.4. The provisions of Section 7.4 of the Operating Statement are subject to the provisions of Section 5.03 of this Agreement.

     (m) Section 8.1. The provisions of Section 8.1 of the Operating Statement are replaced by the provisions of Article B-II (Quality) of the General Conditions.

     (o) Section 10.4. The provisions of the second paragraph of Section 10.4 of the Operating Statement, including subparagraphs (a) to (m), inclusive, are replaced by the provisions of Article B-I (Measurement and Tests) of the General Conditions.

     (p) Section 12.2. Section 12.2 of the Operating Statement is modified by substituting the following for Section 12.2 in its entirety:

          12.2 Shipper represents and warrants to Transporter that the transportation of Gas under this Agreement shall be on behalf of an interstate pipeline, or on behalf of an LDC served by an interstate pipeline, as contemplated under Section 311 of the NGPA and the regulations implementing Section 311.

     (q) Section 15.1. The second paragraph of Section 15.1 of the Operating Statement is modified so as to add thereto a new clause (c) which shall be and read, in its entirety, as follows:

               (c) in those instances where either Transporter or Shipper is required to construct facilities to enable such party to fulfill its obligations under the Agreement, any interruptions or delays on the part of that party in completing the construction of such facilities occasioned by any legal or regulatory proceeding.

     (r) Section 16.2(e). Section 16.2(e) of the Operating Statement is modified by substituting "Wells Fargo Bank, N.A., Dallas, Texas" for "NationsBank-NA."

     Section 7.03. Transporter agrees to use all commercially reasonable efforts to amend its existing Operating Statement so that as amended it will reflect each of the modifications to the terms thereof reflected in Section 7.02 of this Agreement.

                                  ARTICLE VIII.

                                   TERMINATION

     Section 8.01. Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned in accordance with the following provisions:

     (a) The parties hereto may elect to terminate this Agreement at any time by mutual written consent;

     (b) subject in any case to the provisions of Article X, either party hereto may elect to terminate this Agreement by notice to the other party expressly so stating if the conditions precedent set forth in Section 3.03 have not been fulfilled or waived on or before October 3, 2005, and Shipper may also elect to terminate this Agreement if it has not received, on or before October 17, 2005, the notice prescribed by Section 3.05 that the conditions precedent set forth in
Section 3.04 have been fulfilled or waived;

     (c) subject in any case to the provisions of Article X, either party hereto may elect to terminate this Agreement by notice to the other party expressly so stating if the Completion Date has not occurred on or before March 1, 2006, and Shipper may also elect to terminate this Agreement if it has not received, on or before March 14, 2006, notice that the Completion Date has occurred.

                                   ARTICLE IX.

                   INDEMNIFICATION AND LIMITATION OF LIABILITY

     Section 9.01. Indemnification. Each party hereto shall indemnify and hold the other party hereto and its subsidiaries, Affiliates, directors, officers and employees harmless from and against any claims for damages to property, injuries to or death of persons arising out of or in any way attributable to the operations conducted by such party, including the failure of any equipment owned or operated by such party hereunder.

     Section 9.02. Limitation of Liability. In no event shall a party hereto be liable to the other party for any special, indirect, incidental, or consequential damages of any character, including loss of use, lost profits or revenues, cost of capital, cancellation of permits, termination of contracts, tort or contract claims other than contract claims arising out of this Agreement, or any other form of consequential damage suffered by such party, and irrespective of whether claims for such damages are based upon contract, warranty, negligence, strict liability or otherwise. Neither party shall be liable to the other for exemplary or punitive damages.

                                   ARTICLE X.

                                  FORCE MAJEURE

     Section 10.01. Force Majeure. Any failure of either party hereto to perform any of its obligations hereunder, other than to make payments when due, shall be excused if such failure is due to Force Majeure; provided, however, that the party suffering such Force Majeure shall give notice and reasonably full particulars to the other party as soon as possible upon the occurrence of such event and shall use all commercially reasonable efforts to remedy so far as possible the cause of the failure (other than strikes and lockouts). The settlement of strikes and lockouts shall be entirely within the discretion of the party that is subject thereto, and the foregoing requirement to remedy the cause of Force Majeure shall not require the settlement of strikes or lockouts by acceding to the demands of the opposing party when that course is inadvisable in the discretion of the party subject thereto. It is understood that either party hereto may, without liability to the other party, interrupt the operations of its pipeline system, compressors and other equipment for the purpose of making necessary alterations or repairs thereto, but that such interruption shall be for only such time as may be reasonable. The party interrupting operations shall give the other party reasonable notice, except in the case of emergency, of its intention so to interrupt operations and of the estimated time thereof. If, following the Completion Date, Transporter's obligations to provide Firm Transportation services hereunder are excused because of an event of Force Majeure, Shipper shall be excused from paying the charges provided under Section 5.01(a)(i) so long as the event of Force Majeure continues. The provisions of this Section 10.01 shall be deemed to be in addition to and expansive of, and not in conflict with, the provisions of
Section 15 of the Operating Statement.

                                   ARTICLE XI.

                                  MISCELLANEOUS

     Section 11.01. Notices and Addresses. Any notice, request, instruction, consent, waiver or other communication to be delivered hereunder by either party shall be in writing and shall be considered duly delivered if personally delivered, mailed by certified mail with the postage prepaid (return receipt requested), sent by messenger or overnight delivery service or sent by facsimile transmission to the address of the other party as set forth below:

     Transporter: Regency Intrastate Gas Services, LLC
                  401 Edwards Street
                  Suite 1320
                  Shreveport, Louisiana 71101
                  Attn: Mr. Martin Anthony
                  Telecopy: (318) 677-5560

    With a copy (which shall not constitute notice) to:

                  Regency Gas Services LLC
                  Suite 2900
                  1700 Pacific Street
                  Dallas, Texas 75201
                  Attn: Chief Operating Officer
                  Telecopy: (214) 750-1749

     Shipper:     Anadarko Energy Services Company
                  1200 Timberloch Place
                  The Woodlands, Texas 77380
                  Attn: Marketing - Field Services
                  Telecopy: 832-636-7090

     For Invoicing to:

                  Anadarko Energy Services Company
                  P.O.Box 1330
                  Houston, TX 77251-1330
                  Attn: Marketing Accounting
                  Telecopy: 832-636-7035

or to such other address as a party may provide to the other party in the manner provided in this Section 11.01. Notice by mail shall be deemed given and received on the third day after posting. Notice by personal delivery, messenger, overnight delivery service or facsimile shall be deemed given and received on the date of actual delivery.

     Section 11.02. Payments. Shipper and Transporter agree to apply the provisions of Section 16 (BILLING) of the Operating Statement to the transportation services provided under this Agreement, such provisions having been incorporated herein by reference. Shipper agrees to make payment to Transporter in accordance with those provisions by wire transfer to the following account in accordance with the following wire transfer instructions or to such other account in accordance with such other wire transfer instructions as Transporter may provide to Shipper from time to time in accordance with
Section 11.01:

     Regency Intrastate Gas Services LLC Wells Fargo Bank, NA
     ABA #121000248
     Acct. # 4010002251

     Section 11.03. Assignment. Neither party may assign this Agreement or any of its rights and obligations arising hereunder without the prior written consent of the other party hereto, which consent will not be unreasonably withheld; provided, however, (i) either party hereto may, without the consent of the other party but without relieving the assigning party of its liabilities and obligations hereunder, assign this Agreement to any of its Affiliates and (ii) that a merger of a party hereto with and into a third party by operation of law shall not constitute an assignment within the purview of this Section.

     Section 11.04. Entire Agreement. This Agreement, together with the Exhibits hereto and the Operating Statement, contain the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, arrangements and understandings with respect to the subject matter hereof.

     Section 11.05. Amendment. This Agreement may be amended, modified or superseded only by an instrument in writing duly executed by each of the parties hereto and it may be terminated only by an instrument in writing duly executed and delivered by a party acting in accordance with the provisions of Section
11.01. Any of the terms of this Agreement and any of the conditions to a party's obligations hereunder may be waived only by an instrument in writing executed by the other party and specifically stating that such party waives the particular term or condition.

     Section 11.06. Severability. Each portion of this Agreement is intended to be severable. If any term or provision hereof is determined to be illegal or invalid by a court of competent jurisdiction for any reason, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.

     Section 11.07. Arbitration. Any dispute arising out of or relating to this Agreement shall be resolved by binding arbitration conducted by the Houston, Texas, office of the American Arbitration Association ("AAA"). The arbitration shall be conducted in accordance with the AAA's Commercial Arbitration Rules (the "Rules") effective at the time of the dispute. The Expedited Procedures of the AAA's Commercial Arbitration Rules shall apply to any dispute in which no disclosed claim or counterclaim exceeds $500,000.00, exclusive of interest and arbitration fees and costs. If the Expedited Procedures apply, the arbitration shall be heard and decided by a single arbitrator to be appointed by the AAA. For all other disputes, the arbitration shall be heard and decided by three arbitrators, one to be designated by each Party and the third neutral arbitrator to be selected by the mutual agreement of the two arbitrators. Each Party shall designate its arbitrator within twenty (20) days of the respondent receiving notice of the arbitration. The arbitrators selected by the Parties shall select the third arbitrator within fifteen (15) days of their appointment. If the arbitrators selected by the Parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be selected by the AAA. Prior to acceptance of appointment as an arbitrator, each arbitrator shall have read and affirmatively agreed to observe all provisions of the AAA's Code of Ethics for Arbitrators in Commercial Disputes. THE SUBSTANTIVE AND PROCEDURAL LAWS OF THE STATE OF TEXAS (EXCLUDING ANY CONFLICT-OF-LAWS RULES OR PRINCIPLES AS APPLIED IN TEXAS) SHALL APPLY. Both Texas and federal law, neither to the exclusion of the other, shall apply to the enforceability and scope of this provision, and, in the event of a conflict between Texas and federal law, the law maximizing the enforceability and scope of this provision, including laws relating to appellate remedies, may be invoked, without excluding applicability of other law, by the Party seeking to compel arbitration. The arbitrators shall make a reasoned award. If no appeal is filed within twenty (20) days after entry of an award, the award shall be final and binding on each Party and for all purposes. Within twenty (20) days after receipt of an award (which shall not be binding if an appeal is taken), any Party may notify the AAA of an intention to appeal to a second arbitral tribunal, constituted in the same manner as the initial tribunal. The appeal tribunal shall be entitled to adopt the initial award as its own, modify the initial award or substitute its own award for the initial award. The appeal tribunal shall not modify or replace the initial award except for manifest disregard of law or facts. The award of the appeal tribunal shall be final and binding on each Party and for all purposes. Judgment upon a final award may be entered in any court having jurisdiction. This arbitration provision shall survive the termination of this Agreement. Should the Parties ever be prevented by applicable law from utilizing arbitration to resolve disputes hereunder, then the choice of law and forum provisions of this Section shall nevertheless remain in full force and effect.

     Section 11.08. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute but a single instrument.

     IN WITNESS WHEREOF, this Agreement is executed effective as of the date and year first above written.

WITNESSES:                              REGENCY INTRASTATE GAS LLC


/s/ William E. Joor, III                By: /s/ Mike Williams
-------------------------------------       ------------------------------------
/s/ Alvin Suggs                         Title: Vice President
-------------------------------------          ---------------------------------


WITNESSES:                              ANADARKO ENERGY SERVICES COMPANY


(illegible)                             By: /s/ James T. Hackett
-------------------------------------       ------------------------------------

                                        Title: President and Chief
(illegible)                                    Executive Officer
-------------------------------------          ---------------------------------

                                   EXHIBIT "A"
                                POINTS OF RECEIPT

Maximum Daily Transportation Quantity ("Demand Quantity") is 100,000 MMBtu per day from the following Points of Receipt(s):

1.   Anadarko's Caney Lake Central Delivery Point
     Interconnection between Transporter and
     Shipper located in Section __, Township
     16N, Range 2 West, Jackson
     Parish, LA; REGENCY Meter _____
     ________ Meter _________

Interruptible Quantity up to 100,000 MMBtu per day from the following Points of Receipt(s):

2.   Anadarko's Caney Lake Central Delivery Point
     Interconnection between Transporter and
     Shipper located in Section __, Township
     16N, Range 2 West, Jackson
     Parish, LA; REGENCY Meter _____
     ________ Meter _________

Points of Receipt shall include all other points as the parties hereto may mutually agree.

                                  EXHIBIT "A-1"
                               POINTS OF DELIVERY

Firm Transportation of 100,000 MMBtu per day will be accepted by Transporter at the Points of Receipt(s) shown on Exhibit "A" and redelivered to a designated Points of Delivery shown below to Shipper or for the account of Shipper:

1.   Interconnection between Transporter and
     ANR Pipeline located in Section 12, Township
     13N, Range 6 East, Franklin
     Parish, LA; REGENCY Meter _____
     ________ Meter _________

     Interconnection between Transporter and
     Columbia Gulf Transmission located in
     Section 14, Township
     13N, Range 7 East, Franklin
     Parish, LA; REGENCY Meter _____
     ________ Meter _________

     Interconnection between Transporter and
     Trunkline Gas Company, LLC located in
     Section 23, Township
     14N, Range 4 East, Caldwell
     Parish, LA; REGENCY Meter _____
     ________ Meter _________

     Interconnection between Transporter and
     Texas Gas Transmission, LLC located in
     Section 14, Township
     13N, Range 7 East, Franklin
     Parish, LA; REGENCY Meter _____
     ________ Meter _________

     Interconnection between Transporter and
     Tennessee Gas Pipeline located in
     Section 17, Township
     14N, Range 4 East, Caldwell
     Parish, LA; REGENCY Meter _____
     ________ Meter _________

     Interconnection between Transporter and
     Crosstex Louisiana System located in

     Section __, Township
     __N, Range _ East, Caldwell,
     Parish, LA; REGENCY Meter _____
     ________ Meter _________

     Interconnection between Transporter and
     Transporter located in Section 33, Township
     17 North, Range 6 West, Bienville Parish, LA;
     Regency Meter 14867 (Gulf States Hub)

Interruptible Transportation of up to 100,000 MMBtu per day will be accepted by Transporter at the Points of Receipt(s) shown on Exhibit "A" and redelivered to a designated Points of Delivery shown below to Shipper or for the account of
Shipper:

1.   Interconnection between Transporter and
     ANR Pipeline located in Section 12, Township
     13N, Range 6 East, Franklin
     Parish, LA; REGENCY Meter _____
     ________ Meter _________

     Interconnection between Transporter and
     Columbia Gulf Transmission located in
     Section 14, Township
     13N, Range 7 East, Franklin
     Parish, LA; REGENCY Meter _____
     ________ Meter _________

     Interconnection between Transporter and
     Trunkline Gas Company, LLC located in
     Section 23, Township
     14N, Range 4 East, Caldwell
     Parish, LA; REGENCY Meter _____
     ________ Meter _________

     Interconnection between Transporter and
     Texas Gas Transmission, LLC located in
     Section 14, Township
     13N, Range 7 East, Franklin
     Parish, LA; REGENCY Meter _____
     ________ Meter _________

     Interconnection between Transporter and
     Tennessee Gas Pipeline located in
     Section 17, Township
     14N, Range 4 East, Caldwell
     Parish, LA; REGENCY Meter _____

     ________ Meter _________

     Interconnection between Transporter and
     Crosstex Louisiana System located in
     Section __, Township
     __N, Range _ East, Caldwell
     Parish, LA; REGENCY Meter _____

     ________ Meter _________

     Interconnection between Transporter and
     Transporter located in Section 33, Township
     17 North, Range 6 West, Bienville Parish, LA;
     Regency Meter 14867 (Gulf States Hub)

                                   EXHIBIT "B"

                                   ----------

                               GENERAL CONDITIONS

                                  APPLICABLE TO

                            TRANSPORTATION AGREEMENTS

                                 FOR NATURAL GAS

                            IN THE STATE OF LOUISIANA

                       UNDER SECTION 311(a)(2) OF THE NGPA

                                   ----------

                                   ----------

                               GENERAL CONDITIONS

                                  APPLICABLE TO

                            TRANSPORTATION AGREEMENTS

                                 FOR NATURAL GAS

                            IN THE STATE OF LOUISIANA

                       UNDER SECTION 311(a)(2) OF THE NGPA

                                   ----------

                                TABLE OF CONTENTS

ARTICLE            TITLE                                                    PAGE
-------            -----                                                    ----
B-I       Measurements and Tests                                             B-1
B-II      Quality                                                            B-7

                               GENERAL CONDITIONS

                                   ARTICLE B-I

                             MEASUREMENTS AND TESTS

     1. The measurement of Gas at each Point of Receipt and Delivery shall be accomplished in accordance with the following:

          (a) The unit of volumes for all purposes of measurement hereunder shall be one (1) cubic foot of Gas at a temperature of sixty (60) degrees Fahrenheit and at an absolute pressure of fifteen and twenty-five thousandths (15.025) pounds per square inch absolute. The average atmosperic pressure shall be assumed to be fourteen and seven tenths (14.7) pounds per square inch at the Point(s) of Receipt and at the Point(s) of Delivery. Whenever conditions of temperature and pressure differ from such standard, conversion of the volume of Gas from such conditions to the standard conditions shall be made in accordance with the Ideal Gas Laws corrected for deviation of the Gas from Boyle's Law in accordance with the methods and formulas prescribed in the American Gas Association's manual for the determination of supercompressibility factors for Natural Gas as last amended and superseded.

          (b) The volume of Gas transported hereunder shall be measured by orifice or Ultrasonic measuring equipment installed in accordance with the latest official published specifications of the American Gas Association (AGA Report #3 or AGA Report # 9). Such measurement, both volumetric and thermal, shall be computed in accordance to the latest publications of the American Gas Association in AGA Report # 3 or AGA Report # 9 in conjunction with the American National Standard publication, Orifice Metering of Natural Gas, ANSI/API 2530, latest revision. The recording device shall be an EFM and shall comply with

API 21.1, latest revision.

          (c) The volume of Gas transported will measured by using an EFM that shall meet compliance with API 21.1 latest revision.

          (d) The specific gravity of the Gas shall be determined at the point(s) of measurement by one of the following methods, mutually acceptable to both parties: (1) by an on line chromatograph or (2) by continuous sampling.

          (e) The arithmetical average of the hourly temperature when Gas is flowing, the factor for specific gravity according to the latest test therefor and the corrections for deviation from Boyle's Law applicable during each metering period shall be used to make proper computations of Gas volumes measured hereunder.

          (f) The Gross Heating Value of Gas, as defined in Section 1.01 of
Article I of this Agreement shall, at Transporter's option, be determined at each point(s) of measurement hereunder: (1) by an online chromatograph or (2) by composite samples from a continuous Gas sampler taken by Transporter and/or its nominee by application of the methods contained in API/GPA standards and in such amendments and revisions thereto and superseding reports thereof as recommended by such committee. The Gross Heating Value, however determined, shall be converted to the same condition stipulated for the unit of volume in Article B-I, Section (1)(a) of these General Conditions. If an analytical chromatograph is used, such analytical chromatograph shall be of a design and manufacture mutually agreeable to both the Shipper and the Transporter. The method of Btu computation for a perfect Gas shall be derived from the "Table of Physical Constants of Paraffin Hydrocarbons and Other Compounds" as published in the Gas Processors Association Bulletin 2145-84 and superseding revisions thereof. The analysis shall be complete and individual values in mol percent or fraction of each hydrocarbon compound shall be listed through CH(6). The CH(6)+ value shall include the sum of the remaining hydrocarbons in the sample and the designated value for CH(6)+ shall be 60% CH(6), 30% CH(7) and 10% CH(8). The analysis shall further include the mol fraction or percent individually of additional compounds contained in chromatographically measurable quantities contained in the sample. The method to be used for chromatographic analysis shall be that contained in Gas Processors Association publication number 2261-72, GPA Method of Analysis for Natural and Similar Gaseous Mixtures by Gas Chromatography.

          (g) Upon mutual agreement of the parties, other types of Btu per cubic foot measuring devices may be installed, operated and Btu computed in accordance with the manufacturer instructions for same and consistent with industry-accepted practices for transmission Btu per cubic foot measurement.

          (h) Gas samples taken from the pipeline system for purposes of determining or deriving quantitative values that will be used in the computation of Gas volume and Btu per cubic foot shall be obtained through use of a probe to be inserted sufficiently beyond the periphery of the internal pipe walls to assure that the Gas being drawn for the sample is free of any liquid accumulation from the internal pipe wall.

          (i) If the method for determining chromatographic analysis, as set forth in the GPA publication 2261-72, is revised, both parties agree that this Agreement will be amended accordingly.

          (i) Transporter shall install, own, operate and maintain standard type measuring and testing equipment necessary to measure and test Gas transported hereunder and shall keep same accurate and in good repair. Transporter will provide for Shipper the ability to install check measurement by means of additional meter taps separate of the taps used for custody measurement.

Transporter's EFM equipment shall be tested once each month for accuracy. Data editing, calibrations, repairs and adjustments of Transporter's measuring and testing equipment shall be done only by employees of Transporter or its designated representatives. All analyzing can be witnessed. Shipper or its designated representative shall, in the presence of an employee of Transporter or Transporter's designated representative, have access to Transporter's measuring and analyzing equipment at any reasonable time, and shall have the right to witness tests, calibrations and adjustments thereof. All tests scheduled hereunder shall be preceded by reasonable notice to Shipper. Upon request of either party hereto for a special test of any meter or auxiliary equipment, Transporter shall promptly verify the accuracy of same; provided, however, that the cost of such special test shall be borne by the requesting party, unless the percentage of inaccuracy found is more than one percent (1%).

          If, upon any test, any measuring equipment is found to be in error, such errors shall be taken into account in a practical manner in computing the deliveries. If the resultant aggregate error in the computed receipts is not more than one percent (1%), then previous receipts shall be considered accurate. All equipment shall, in any case, be adjusted at the time of test to record correctly. If, however, the resultant aggregate error in computed receipts exceeds one percent (1%) of a recording corresponding to the average hourly rate of Gas flow for the period since the last preceding test, the previous recordings of such equipment shall be corrected to zero error for any period that is known definitely or agreed upon, but, if the period is not known definitely or agreed upon, such correction shall be for a period extending back one-half of the time elapsed since the date of the last test, not exceeding a correction period of sixteen (16) days.

          (j) If any meter or auxiliary equipment is out of service or out of repair for a period of time so that the amount of Gas delivered cannot be ascertained or computed from the reading thereof, then the Gas delivered during such period shall be estimated upon the basis of the best data available, using the first of the following methods that is feasible: (1) by using the registration of any check meter or meters, if installed and accurately registering, (2) by correcting the error if the percentage of error is ascertainable by calibration tests or mathematical calculations, (3) by estimating Gas volumes on the basis of deliveries during the preceding periods under similar conditions when the equipment was registering accurately, or (4) by other method(s) mutually acceptable to both parties.

          (l) Upon request of Shipper, Transporter shall submit its measurement charts and records to Shipper for examination, the same to be returned within thirty (30) days. Transporter's measurement charts and records for a given accounting month will be presumed correct if no written objection thereto is served on either party hereto by the other within the Year following any Month, but the same shall be retained for a two (2) Year period.

          (m) Shipper may install, operate and maintain, at its sole cost, risk and expense, but in the same manner as is required for Transporter's equipment hereunder, check measuring and testing equipment of standard type; provided, however, that the same does not interfere with the operation of Transporter's equipment. The measurement and testing of Gas for purposes of this Agreement shall, nevertheless, be effected only by Transporter's equipment. Transporter shall have the same rights with respect to said check metering and testing equipment of Shipper as are granted to Shipper with respect to Transporter's metering and testing equipment.

          (n) If it is determined prior to, or as a result of, in-service tests, experience and observation by either Shipper or Transporter that pulsations exist that affect the measurement accuracy, then the operator of the facilities agrees to install and operate mechanical dampening equipment necessary to eliminate such pulsations.

          (o) If at any time during the term hereof a new method or technique is developed with respect to Gas measurement, or the determination of the factors used in such Gas measurement, such new method or technique may be substituted for the method set forth in this Section when, in Transporter's sole discretion, employing such new method or technique is advisable. Transporter shall notify Shipper in writing of any such election prior to actually implementing such substitution.

                                  ARTICLE B-II

                                     QUALITY

     1. The Gas received and delivered at each Point(s) of Receipt and Point(s) of Delivery shall meet the following quality specification:

          (a) Oxygen - The oxygen content shall not exceed ten (10) parts per million of uncombined oxygen, and the parties shall make reasonable efforts to maintain the Gas free from oxygen.

          (b) Hydrogen Sulphide - The hydrogen sulphide content shall not exceed one quarter (1/4) grain per one hundred (100) cubic feet of Gas.

          (c) Total Sulphur - The total sulphur content, including mercaptans and hydrogen sulphide, shall not exceed one (1) grain per one hundred (100) cubic feet of Gas.

          (d) Carbon Dioxide - The carbon dioxide content shall not exceed two percent (2%) by volume.

          (e) Liquids - The Gas shall be free of water and other objectionable liquids at the temperature and pressure at which the Gas is delivered and the Gas in no event contain water vapor in excess of seven (7) pounds per one million (1,000,000) cubic feet (as determined by a dew point apparatus in general use in the industry on a basis not less often than Monthly).

          (f) Dust, Gums and Solid Matter - The Gas shall be commercially free of dust, gums, gum forming constituents and other solid matter.

          (g) Gross Heating Value - The Gas delivered shall have a Gross Heating Value of not less than nine hundred fifty (950) Btu's per cubic foot.

          (h) Temperature - The Gas shall be delivered at a temperature of not less than forty degrees (40 degrees) Fahrenheit and not more than one hundred twenty degrees (120 degrees) Fahrenheit.

          (i) Nitrogen - The nitrogen content shall not exceed three percent (3%) by volume and total inert gases shall not exceed four percent (4%) by volume.

          (j) Other - The Gas shall contain no carbon monoxide, halogens or unsaturated hydrocarbons.

          (k) Hazardous Waste - The Gas shall contain no hazardous waste as defined in the Resources Conservation and Recovery Act of 1976.

          (l) Dew point. The Gas shall not have a hydrocarbon dew point in excess of ten (10) degrees Fahrenheit under expected operating conditions.

     2. If any Gas delivered by Shipper to Transporter at any Point of Receipt fails to meet the quality specifications set forth above ("Nonconforming Gas"), Transporter may refuse to accept delivery of such Gas until Shipper or Shipper's supplier shall have corrected the quality deficiency. Transporter's option to refuse delivery of Nonconforming Gas shall be in addition to other remedies available to Transporter. If Transporter shall at any time accept delivery of Nonconforming Gas, such acceptance shall not constitute a waiver of any provision of this Agreement with respect to any future delivery of Gas.

                               END OF EXHIBIT "B"